UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Compensation & Organization Development Committee of the Board of Directors has approved compensation actions for certain executive officers, effective February 22, 2006, as set forth below.

The Committee approved the following annual salaries, effective retroactively to February 1, 2006:

Name	Title	Annual Salary*
Fernando Aguirre	Chairman, President and Chief Executive Officer	$800,000
Robert F. Kistinger	President and Chief Operating Officer, Chiquita Fresh Group	575,000
Robert W. Olson	Senior Vice President, General Counsel and Secretary	415,000
Tanios Viviani	President, Fresh Express	380,000
Jeffrey M. Zalla	Senior Vice President and Chief Financial Officer	350,000

*	Unchanged from 2005 except for an annualized increase of $50,000 for Mr. Aguirre.

The Committee approved the following cash bonuses under its Annual Bonus Program for performance during 2005:

Name	Title	Bonus for 2005
Fernando Aguirre	Chairman, President and Chief Executive Officer	$1,857,375
Robert F. Kistinger	President and Chief Operating Officer, Chiquita Fresh Group	698,625
Robert W. Olson	Senior Vice President, General Counsel and Secretary	249,000
Tanios Viviani	President, Fresh Express	329,400
Jeffrey M. Zalla	Senior Vice President and Chief Financial Officer	259,875

The annual bonuses were based on individual bonus targets (ranging from 50% to, in the case of Mr. Aguirre, 130% of annual salary); the Company’s performance against net income goals for 2005; and individual performance ratings. The targets and net income goals were established during the first quarter of 2005. Mr. Aguirre’s bonus exceeded the maximum bonus (as a percentage of salary) set forth in his employment agreement dated January 12, 2004 (filed as an exhibit to the Company’s Current Report on Form 8-K filed January 14, 2004), but, as provided in his employment agreement, is within the parameters of the Annual Bonus Program for all executives approved by the Committee during the first quarter of 2005.

The Committee approved the following awards for 2005 under the Company’s Long-Term Incentive Program (“LTIP”):

Name	Title	LTIP Award for 2005
Robert F. Kistinger	President and Chief Operating Officer, Chiquita Fresh Group	$1,452,000
Robert W. Olson	Senior Vice President, General Counsel and Secretary	912,000
Tanios Viviani	President, Fresh Express	597,600
Jeffrey M. Zalla	Senior Vice President and Chief Financial Officer	457,572

The foregoing LTIP awards are to be paid with restricted shares of Company Common Stock having equivalent fair market value as of February 27, 2006, which was the third business day after the Company released its earnings for the fourth quarter of 2005. The restricted shares will vest on January 1, 2007 if the executive officer continues to be employed on that date and will become fully vested in the event of death, disability, retirement or a change in control of the Company.

The LTIP awards were based on individual LTIP targets and the Company’s performance against earnings per share goals for 2005. The individual targets and earnings per share goals were established by the Committee in early 2003. In the case of Messrs. Viviani and Zalla, their respective individual targets were revised when each was promoted to his current position.

Mr. Aguirre does not participate in the LTIP. The long-term components of his compensation arrangements are set forth in his employment agreement dated January 12, 2004.

The Nominating and Governance Committee of the Board of Directors also approved stock ownership guidelines for members of the Board of Directors. The guidelines provide that each director is expected, within 5 years after adoption of this guideline or commencement of board service, whichever is later, to hold shares of Company common stock, with a value equal to 5 times the annual retainer for service on the Board of Directors (currently, the retainer is $50,000 per year). Progress toward the goal is expected to be approximately 20% per year and, if the guideline or applicable portion, is not met, future annual retainer payments will be made entirely in shares (otherwise, they are currently paid 50% in cash and 50% in shares). Shares that count toward this guideline include granted, non-vested restricted stock, exercisable “in-the-money” stock options; stock units deferred under the Directors Deferred Compensation Plan and any other shares held by the director. Until the full guideline is met, board members are not permitted to sell any shares without full Board approval (other than surrendering a portion of restricted stock upon vesting or shares received upon exercise of stock options to pay taxes).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2006	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ Robert W. Olson
Robert W. Olson
Senior Vice President, General Counsel and Secretary